Exhibit 5.2

Reed Smith LLP
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May 1, 2025

ADS-TEC Energy PLC

10 Earlsford Terrace

Dublin 2, D02 T380, Ireland

Re: Prospectus Supplement to the Prospectus dated March 26, 2025

Ladies and Gentlemen:

We have acted as special U.S. counsel to ADS-TEC Energy PLC, a public company limited by shares (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a prospectus supplement, dated May 1, 2025 (the “Prospectus Supplement”), to the Company’s registration statement on Form F-3 (File No. 333-284850) originally filed with the Commission on February 12, 2025 and declared effective on March 26, 2025 (the “Registration Statement”) and the related prospectus, dated March 26, 2025, including in the Registration Statement at the time it originally became effective (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus), relating to the offer and sale by the Company of up to (i) $53,763,441 aggregate principal amount of senior secured convertible notes (“Notes”) and (ii) warrants (“Warrants”) to purchase up to 1,116,072 Ordinary Shares (the “Warrant Shares” and, together with the Notes, the Conversion Shares and the Warrants, the “Securities”). The Securities are being sold to the investors named in, and pursuant to, a securities purchase agreement, dated May 1, 2025 between the Company and such (the “Securities Purchase Agreement”). This opinion letter is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

We have reviewed originals or copies of (a) the Registration Statement, (b) the Prospectus, (c) the Securities Purchase Agreement, (d) the form of Note and (e) the form of Warrant (collectively the “Transaction Documents”) and such other corporate records, agreements and documents of the Company, certificates or comparable documents of public officials and officers of the Company and have made such other investigations as we have deemed necessary as a basis for the opinions set forth below.

In rendering the opinion set forth below, we have assumed:

a) the genuineness of all signatures;

b) the legal capacity of natural persons;

c) the authenticity of all documents submitted to us as originals;

d) the conformity to original documents of all documents submitted to us as duplicates or conformed copies; and

e) as to matters of fact, the truthfulness of the representations and warranties made or to be made (as applicable) by the parties to the Transaction Documents and the truthfulness of the representations made in certificates or comparable documents of public officials and officers of the Company.

ABU DHABI ♦ ASTANA ♦ ATHENS ♦ AUSTIN ♦ BEIJING ♦ BRUSSELS ♦ CENTURY CITY ♦ CHICAGO ♦ DALLAS ♦ DUBAI ♦ FRANKFURT ♦ HONG KONG
HOUSTON ♦ LONDON ♦ LOS ANGELES ♦ MIAMI ♦ MUNICH ♦ NEW YORK ♦ ORANGE COUNTY ♦ PARIS ♦ PHILADELPHIA ♦ PITTSBURGH
PRINCETON ♦ RICHMOND ♦ SAN FRANCISCO ♦ SHANGHAI ♦ SILICON VALLEY ♦ SINGAPORE ♦ TYSONS ♦ WASHINGTON, D.C. ♦ WILMINGTON

ADS-TEC Energy PLC

May 1, 2025

We have not independently established the validity of the foregoing assumptions.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. The Notes, when duly executed and delivered by the Company and issued and delivered to the purchasers thereof against payment therefor in accordance with the terms of the Securities Purchase Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

2. The Warrants, when issued and sold against payment therefor in accordance with the terms of the Securities Purchase Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions stated herein are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) public policy considerations which may limit the rights of parties to obtain certain remedies, (ii) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (iii) any provision waiving the right to object to venue in any court; (v) any agreement to submit to the jurisdiction of any federal court; and (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit.

Our opinion is limited to the laws of the State of New York and we do not express any opinion herein concerning any other law. Insofar as the foregoing opinion involves matters governed by the laws of Ireland, we have relied, without independent inquiry or investigation, on the opinion of Arthur Cox delivered to you today.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to a Current Report of the Company on Form 6-K and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

REED SMITH LLP

REED SMITH LLP
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